EX 99.1 PRESS RELEASE

   Source: Empire Energy Corporation International

      FOR IMMEDIATE RELEASE

      For more information, contact:

             Malcolm Bendall, Director

Renner Business Center

16801 West 116th Street

Lenexa, KS 66219-9603

PRESS RELEASE

Empire Energy Announces Plans to Explore Potential

Three Billion Barrel Oil Deposit in the

Australian State of Tasmania.

Empire Energy outlined yesterday at the Annual Meeting held in Lenexa, Kansas, its plans to move forward with an exploration program on the 15,000 sq. km. leasehold in the Australian state of Tasmania which it acquired through the acquisition of Great South Land Minerals, GSLM, a wholly owned subsidiary of Empire.  The merger of GSLM into Empire was completed in June, 2005.  This week GSLM made application for Special Exploration Licence EL29/2005 for 10,420 sq. km through Mineral Resources Tasmania, to obtain an area of land adjacent to the original leasehold expanding the total acreage under lease to over 6,100,000 acres of territory.

According to a four year federally funded study by the University of Tasmania, that more than 3 billion barrels of oil equivalent may be recoverable on shore on the island of Tasmania.  Commercialization of any oil or gas discovery will be enhanced by the presence of a 16 inch pipeline completed in 2001 by Duke Energy. This pipeline runs through the center of the property licensed to GSLM and will be available to take production to market.  It should be noted that many international oil companies have discovered and have been producing oil off shore Tasmania for over 30 years.

In order to facilitate investment opportunities and development strategies pertaining to this or other potential mineral discoveries on their properties the shareholders have overwhelmingly approved today to amend The Articles of Incorporation to increase the authorized capital stock to 300 million shares. Mr. Malcolm Bendall, CEO, stated“ Past and planned future expenditures relating to these leases will more than meet the requirements necessary  to retain mineral rights through the current term of the lease through 2009 and beyond.  These expenditures include plans for an additional more extensive regional seismic survey planned to commence in November of 2005.

We are very optimistic that we will discover economic petroleum reserves in 2005-2006.  To help achieve these goals, and now that our merger is complete, we are currently in the process of negotiating long-term funding. We are also having active discussions with potential joint venture partners.  However, everyone involved should still be aware that this is a frontier basin with no current production and has the high risk and uncertainty of any new undeveloped area.”

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,”, “ believes,” “plans” and other similar expressions.  These forward-looking statements involve risks an uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and GSLM’s abiliy to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements